Exhibit 3.1

AMENDMENT TO

AMENDED AND RESTATED BY-LAWS

OF

LONE STAR TECHNOLOGIES, INC.

(As Adopted on May 15, 2007)

I, the undersigned, being the duly elected and acting Vice President, General Counsel and Secretary of Lone Star Technologies, Inc., a Delaware corporation (the “Company”), do hereby certify on behalf of the Company that the following amendment to the By-laws of the Company was duly adopted by the Board of Directors of the Company on May 15, 2007.

I further certify that the following amendment has not been revoked, rescinded or amended, directly or indirectly, to this date.

IN WITNESS WHEREOF, I set my official hand on this May 15, 2007.

/s/ Robert F. Spears
Robert F. Spears
Vice President, General Counsel and Secretary of the Company

NOW THEREFORE BE IT RESOLVED, that Section 2.7 of the By-laws is hereby deleted in its entirety and replaced with the following:

SECTION 2.7                 Proxies.  At every meeting of the stockholders, each stockholder having the right to vote thereat shall be entitled to vote in person or by proxy, but no such proxy shall be voted after three years from its date, unless such proxy provides for a longer period.  Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, the following shall constitute a valid means by which a stockholder may grant such authority:

(a)           A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy.  Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(b)           A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission (including, without limitation, telephonic and Internet communications) to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder.  If it is determined that such telegrams, cablegrams or other electronic transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information on which they relied.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided, however, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.